UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  April 8, 2009

ANPATH GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-123655	20-1602779
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

116 Morlake Drive, Suite 201
Mooresville, NC 28117
(Address of Principal Executive Offices/Zip Code)

(704) 658-3350
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(B))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 3.02    Un-Registered Sales of Equity Securities

In accordance with Rules of the Securities Act of 1933, as amended (the “Securities Act”), Anpath Group, Inc. (OTCBB: ANPG), announced today it had completed the first closing of a private placement to accredited investors only of units consisting of 8% Subordinated Convertible Promissory Notes and Warrants to purchase common stock.  In the first closing, Anpath sold approximately 54 units and received net proceeds of approximately $482,000 after payment of fees.  Pursuant to the terms of the private placement, Anpath may issue up to an additional 446 units, for a total 500 units, at a price of $10,000 per unit.  The net proceeds from the private placement will be used by Anpath to provide working capital and repay certain loans and obligations of the Company.

Neither the units, nor the notes and warrants underlying the units have been registered under the Securities Act of 1933, as amended (the “Securities Act), or any state securities laws, and were issued in a private placement transaction pursuant to the exemptions from registration provided under Section 4(2) of the Securities Act and Regulation D and may not be transferred or resold except as permitted by the Securities Act.  Anpath has agreed to file a registration statement with the Securities and Exchange Commission covering the resale by the investors of the shares of common stock issuable upon conversion of the notes and exercise of the warrants. Until this registration statement is declared effective by the Securities and Exchange Commission the shares of common stock issuable upon conversion of the notes and exercise of the warrants may not be transferred or resold unless the transfer or resale is registered or unless exemptions from the registration requirements of the Securities Act and applicable state laws are available.

The Company issued a press release on April 9, 2009 announcing the first closing of private financing, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated April 9, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANPATH GROUP, INC.

Date: April 13, 2009	By:	/s/ J. Lloyd Breedlove
J. Lloyd Breedlove,
President and Chief Executive Officer